EX-99.B-77B


               WADDELL & REED ADVISORS ASSET STRATEGY FUND, INC.


SUB-ITEM 77B:  Accountant's report on internal control:


                                                            EX-99.B-77D

               WADDELL & REED ADVISORS ASSET STRATEGY FUND, INC.


SUB-ITEM 77D:  Policies with respect to security investments:

                       Supplement Dated February 23, 2004
         to Statement of Additional Information Dated October 31, 2003

The following information replaces the corresponding sections of the non-fundamental investment restrictions in the section entitled Investment Restrictions and Limitations:

     (2) The Fund may invest in money market instruments rated in one of the two highest categories by the requisite nationally recognized statistical rating organization ("NRSRO") or , if unrated, judged by WRIMCO to be of comparable quality; provided, however, that the Fund may invest in a money market instrument rated below the two highest rating categories if such instrument is subject to a letter of credit or similar unconditional credit enhancement that is rated in one of the two highest categories by an NRSRO, or, if unrated, judged by WRIMCO to be of comparable quality.

     (3) The Fund may invest an unlimited amount of its total assets in foreign securities.